Exhibit 5.1

July 20, 2026

Big Digital Energy, Inc.

950 Railroad Avenue

Midland, Pennsylvania 15059

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Big Digital Energy, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers for resale up to 10,924,527 shares of common stock, par value $0.001 per share (“Common Stock”), consisting of (i) 9,277,779 shares issuable upon conversion of 16,700 shares of Series D Convertible Preferred Stock (the “Preferred Shares”), (ii) 720,000 shares of Common Stock issuable upon conversion of additional shares of Series D Convertible Preferred Stock issued as payable-in-kind dividends (“PIK Preferred Shares”), and (iii) 926,748 shares issuable upon exercise of a warrant (the “Warrant”); these securities were issued in a private placement on June 30, 2026 pursuant to Section 4(a)(2) and are being registered for resale under a Registration Rights Agreement. For purposes of this opinion, “Conversion Shares” means shares of the Company’s Common Stock issuable upon conversion of the Preferred Shares and PIK Preferred Shares. “Warrant Shares” means shares of the Company’s Common Stock that are issuable upon exercise of the Warrant.

We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have assumed that the Conversion Shares and the Warrant Shares will be sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.	the Conversion Shares, upon the conversion of the Preferred Shares pursuant to the terms and conditions set forth in the Certificate of Designations for the Preferred Shares, and when evidence of the issuance thereof is duly recorded in the Company’s books and records, will be validly issued, fully paid and non-assessable.

2.	the Warrant Shares, upon the exercise of the Warrant pursuant to the terms and conditions set forth in the Warrant, and when evidence of the issuance thereof is duly recorded in the Company’s books and records, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

CCH/JDP